EXHIBIT 10.41
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 1st of October, 2006 by and between XATA Corporation, a Minnesota corporation (the “Company”), and John J. Coughlan (“Executive”).
RECITALS
     WHEREAS, the Company and Executive desire that Executive be employed by the Company as its President and Chief Executive Officer effective as of the date of this Agreement; and
     WHEREAS, the Company and Executive desire to set forth in writing the terms and conditions of their agreements and understanding.
     NOW THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, the Company and the Executive hereby agree as follows:
     1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following defined meanings throughout the Agreement, unless the context clearly requires otherwise.
          1.1 “Agreement” means this Executive Employment Agreement, as amended in writing from time to time.
          1.2 “Base Salary” means the total annual cash compensation payable to Executive on a regular periodic basis, without regard to voluntary or mandatory deferrals, as set forth at Section 3.1 of this Agreement.
          1.3 “Beneficiary” means the person or persons designated in Exhibit “B” of this Agreement and signed by Executive to receive any benefits payable after Executive’s death pursuant to this Agreement. In the absence of such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive’s estate.
          1.4 “Board” means the Board of Directors of the Company.
          1.5 “Cause” A termination of employment shall be for “Cause” if the Executive:
     (i) shall have been convicted of a felony;
     (ii) shall have engaged in an act or acts of personal dishonesty intended to result in substantial personal enrichment of the Executive at the expense of the Company;
     (iii) shall have engaged in gross negligence or willful misconduct with respect to the Company or its subsidiaries or affiliates, or has intentionally engaged in any other conduct that is materially injurious (or would be reasonably likely to be materially injurious if made public) to the Company, monetarily or otherwise, other than
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any such conduct that the Executive reasonably believes to be in furtherance of and properly consistent with the scope of his employment;
     (iv) shall have committed any act involving material dishonesty or material disloyalty with respect to the Company or any of its subsidiaries or affiliates; or
     (v) shall have engaged in any other malfeasance or act of moral turpitude that inflicts material harm (or would be reasonably likely to inflict material harm if made public) upon the reputation of the Company or any of its subsidiaries or affiliates.
          1.6 “Change of Control” means any of the following events:
               (a) A sale, consolidation, merger, acquisition or affiliation which results in the stockholders of the Company (determined immediately prior to the consummation of the transaction) holding immediately after consummation of such transaction less than 45% of the total outstanding capital stock of the surviving or successor corporation in the transaction (the “Surviving Corporation”); or
               (b) A sale, consolidation, merger, or acquisition in which the Company becomes accountable to, or a part of, a newly created company or controlling organization where at least 51% of the members of the Board of the newly created Company or controlling organization were not members of the Company’s Board immediately prior to such sale, consolidation, merger, or acquisition; or
               (c) A sale or other disposition by the Company of all or substantially all of the assets of the Company.
          1.7 “Company” means, jointly and severally, XATA Corporation and any Successor.
          1.8 “Company’s Business” means the development of onboard information technology products (“Products”) and the marketing and sale of such Products to the transportation industry.
          1.9 “Confidential Information” means information that is proprietary to the Company or proprietary to others and entrusted to the Company that has not been published and/or disclosed to the public, whether or not trade secrets, and including, but not limited to, the Company’s business plans, advertising and/or marketing plans, financial performance, financial projections, customer lists, pricing information, personnel matters, or any other matter considered or reasonably expected to be considered by the Company regarding the Company’s business and its employees.
          1.10 “Date of Termination” shall mean: (a) if Executive’s employment is terminated due to death, the last day of the month during which Executive’s death occurs; (b) if Executive’s employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given; (c) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination; (d) if Executive’s employment is terminated by mutual written agreement of the parties, the date specified in such agreement; or (e) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which in no event shall be a date earlier than thirty (30) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing either in advance of, or after, receiving such Notice of Termination.

          1.11 “Disability” and “Disabled” shall refer to a physical or mental infirmity that impairs the Executive’s ability to substantially perform his duties, as determined by a doctor mutually acceptable to the Company and the Executive and retained by the Company, provided such impairment results in Executive’s absence from work for 180 days or more within any 365 day period.
          1.12 “Good Reason” shall mean termination of employment based on any one or more of the following:
               (a) Diminution of Position and Duties. Assignment to Executive by the Company of duties which are inconsistent with Executive’s position, duties, responsibilities and status with the Company as President and Chief Executive Officer; removal from Executive of duties which are consistent with Executive’s position, duties, responsibilities and status with the Company as President and Chief Executive Officer; relocation of Executive’s office (regular place of reporting) to a location outside of the Minneapolis, Minnesota metropolitan area; or if Executive ceases to be Chief Executive Officer, except in connection with the termination of his employment for Disability or Cause or as a result of Executive’s death or by Executive other than for Good Reason. For clarity, except as otherwise provided in Section 4.5(b), termination of Executive’s role as Chairman shall not constitute Good Reason;
               (b) Diminution of Salary, Equity Awards or Overall Benefits. (i) Any reduction in or cessation of payment of Executive’s Base Salary as in effect from time to time, (ii) any reduction in or cessation of payment of Executive’s target Incentive Bonus for any fiscal year below the target Incentive Bonus hereunder; (iii) any failure by the Company to make any of the stock option and restricted stock grants described on Exhibit “A” or any material adverse change to any such grants; or (iv) any failure by the Company to maintain a system of benefit plans and arrangements (including, without limitation, profit sharing plan; executive supplemental medical plan; group life insurance plan; medical, dental, accident and disability plans; and other plans providing executive with substantially similar benefits, but not including any stock, option or other equity-related plans or Equity Rights thereunder) (hereinafter referred to collectively as “Benefit Plans”) that, when taken as a whole, provide reduced overall benefits to Executive as compared to the Benefit Plans in effect on the date of this Agreement; or
               (c) Failure of Successor to Assume. The failure of any successor or assign of the Company to expressly assume and agree to perform this Agreement in writing.
          1.13 “Incentive Bonus” means the actual cash bonus payable to the Executive as set forth in Section 3.1 of this Agreement.
          1.14 “Inventions” means ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice.
          1.15 “Notice of Termination” shall mean a written notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination. Any purported termination by the Company or by the Executive (other than a termination by mutual agreement pursuant to Section 4.6 or death) shall be communicated by Notice of Termination to the other party hereto.

          1.16 “Plan” means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, annual or long-term incentive (bonus) plan, and any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy, or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.
          1.17 “Subsidiary” means any corporation at least a majority of whose securities having ordinary voting power for the election of the directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Company and/or one or more Subsidiaries.
          1.18 “Successor” has the meaning set forth at Section 9.1 of this Agreement.
          1.19 “Works of Authorship” means writings, drawings, software, and any other works of authorship, whether or not such are copyrightable.
2. EMPLOYMENT, DUTIES AND TERMS
     2.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment, as President and Chief Executive Officer of the Company. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate the Executive’s employment by the Company.
     2.2 Duties. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder and under the Company’s bylaws, as amended from time to time, to use Executive’s reasonable best efforts to perform such responsibilities.
     2.3 Board Seat. The Company will use all reasonable efforts to cause Executive to be elected to the Board of Directors of the Company (the “Board”) promptly following commencement of employment, and to be named Chairman of the Board. The Company will cause Executive to be included as a nominee to the Board at each stockholder meeting at which Executive’s Board seat is up for reelection, and the Company will use its best efforts to cause Executive, if elected to the Board, to be named as Chairman, in each case for so long as Executive remains employed as Chief Executive Officer of the Company. In the event that Executive shall cease to be Chief Executive Officer of the Company at any time, regardless of the reason, Executive agrees to resign immediately from the Board of Directors of the Company and any Subsidiary.
     2.4 Certain Proprietary Information. If Executive possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

     2.5 Term of Agreement. This Agreement shall be effective as of the date set forth above, and shall be in effect until October 1, 2008, provided that, commencing on October 1, 2008, and on each October 1 thereafter, the term of this Agreement shall be renewed automatically for subsequent two-year periods unless either the Executive or the Company gives written notice to the other party of its intent not to so extend this Agreement at least 90 days prior to the end of the term of this Agreement or the applicable renewal period, as the case may be. As of each October 1 during the term of Executive’s employment under this Agreement, the Executive’s compensation plan, as shown on Exhibit “A”, and Beneficiary Designation, as shown on Exhibit “B”, will be reviewed and updated by the Company and the Executive, which updates will be noted by a revised Exhibit “A” and Exhibit “B” executed and dated by the Executive and by the Board’s designated compensation representative.
     2.6 Return of Proprietary Property. Executive agrees that all property in Executive’s possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards, automobiles, and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating such property. Executive shall return to the Company all such documents and property immediately upon termination or at such earlier time as the Company may reasonably request.
     2.7 Position and Duties.
     (a) During the term of Executive’s employment hereunder, Executive shall serve as the President and Chief Executive Officer of the Company, and shall have the normal and customary duties, responsibilities and authority of an executive serving in such position, subject to supervision and control by the Board. During the Employment Period, Executive may also serve as a director of any affiliate of the Company designated by the Board for so long as the Board or the affiliate’s shareholders, whichever applies, causes the Executive to be elected to or appointed to such position, as the case may be.
     (b) Executive shall be entitled to attend to (i) charitable, philanthropic and civic endeavors (including serving on the Board of Directors or similar governing body of any charitable, philanthropic or civic institution), (ii) speaking and lecturing engagements; and (iii) management of Executive’s personal investments and other personal business interests, provided that such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder. Executive shall be entitled to serve on the Board of Directors of Securian Financial Group, Inc. In addition, Executive may serve on the board of directors of a limited number of other corporations not competitive with the business of the Company, after consultation with the Board and mutual determination that such service will not interfere with the performance by Executive of his duties and responsibilities hereunder.
     (c) Executive’s office shall be at the Company’s headquarters in the Minneapolis, Minnesota metropolitan area.
     3. COMPENSATION, BENEFITS AND EXPENSES.
     3.1 Base Salary/Incentive Bonus/Stock Options/Restricted Stock. During the term of Executive’s employment under this Agreement and for as long thereafter as required pursuant to Section 4, the Company shall pay Executive a Base Salary at an annual rate of

$300,000 or such higher annual rate as may from time to time be approved by the Board. Such Base Salary shall be paid in substantially equal regular periodic payments in accordance with the Company’s regular payroll practices. In addition, for each fiscal year during the term of Executive’s employment under this Agreement and as provided in Section 4, Executive shall be entitled to an annual incentive bonus (“Incentive Bonus”) equal to the annual incentive bonus described on Exhibit “A”, as such description on Exhibit “A” may be modified from year to year contingent upon and adjusted by the Company’s achievement of goals defined by the Compensation Committee of the Board and approved by the Board; provided, however, Executive’s Incentive Bonus for the fiscal year ending September 30, 2007 shall not be less than $150,000. The Executive shall also be entitled to receive a grant of Stock Options and Restricted Stock as described on Exhibit “A”.
     3.2 Business Expenses. During the term of the Executive’s employment under this Agreement and for as long thereafter as required pursuant to Section 4, the Company shall, in accordance with, and to the extent of its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing Executive’s duties as an executive officer of the Company, including, without limitation, all travel and living expenses while away from home on business in the service of the Company, home telephone expenses incurred in service of the Company, social and civic club entertainment expenses, provided that Executive accounts promptly for such expenses to the Company in the manner reasonably prescribed from time to time by the Company.
     3.3 Future Grant of Restricted Stock and Options. The Company may from time to time elect to grant to Executive additional options to acquire shares of the Company’s common stock or additional shares of restricted stock, in each case in the sole discretion of the Board of Directors. Any such grants shall be in addition to the grants described on Exhibit “A.”
     3.4 Discretionary Bonuses. Executive shall be eligible to receive bonuses from time to time as may be awarded to Executive by the Board in its sole discretion or as may be recommended by a compensation committee appointed by the Board, which recommendations shall be subject to approval by the Board in its sole discretion. Any such discretionary bonus (“Discretionary Bonus”) will be in addition to any Incentive Bonus described in Section 3.1.
     3.5 Term Life Insurance. During the term of this Agreement, the Company shall pay the premiums to purchase and maintain term life insurance on the life of the Executive in an amount equal to four times the Executive’s Base Salary as in effect from time to time, the benefit to be payable to such Beneficiary as Executive shall advise the Company and the insurer from time to time.
     3.6 Other Benefits. At the time when the Company achieves annual GAAP revenues of at least $75,000,000, the Company shall (for so long as Executive remains Chief Executive Officer and the Company continues to meet such revenue target) pay for (a) Executive’s annual membership dues at one golf club selected by Executive, in an amount not to exceed $10,000 per year and (b) Executive’s personal Certified Financial Planner, in an amount not to exceed $25,000 per year. Except for amounts earned, accrued or owing prior to Executive’s termination of employment, the Company shall have no obligation to provide the benefits described in this Section 3.6 to Executive after termination of his employment with the Company notwithstanding anything to the contrary in Section 4.
     3.7 Nonassignability of Benefits. Executive shall not transfer, assign, encumber, or otherwise dispose of his right to receive payments hereunder and, in the event of any attempted transfer or assignment, the Company shall have no further liability to Executive under this Agreement.
     3.8 Vacation. Executive shall be entitled to four (4) weeks of paid vacation for the twelve-month period commencing on October 1, 2006, and on each October 1 thereafter, during the term of his employment hereunder.
     4. EARLY TERMINATION
     4.1 Early Termination. Subject to the respective continuing obligations of the parties pursuant to Section 5, this Section 4 sets forth the terms upon which Executive’s employment hereunder may be terminated under this Agreement prior to the end of any term hereunder.
     4.2 Termination by the Company for Cause, Termination by Executive without Good Reason, or Termination in the Event of Death. The Company may terminate this Agreement at any time for Cause and Executive may voluntarily terminate this Agreement at any time at Executive’s discretion, in each case pursuant to a Notice of Termination; provided, however, before terminating Executive for Cause, the Company shall give 30 days written notice and opportunity for Executive to cure the Cause; provided further, the Company shall have the right to request Executive to leave the premises on paid administrative leave during such 30-day notice period. In addition, this Agreement will terminate automatically upon the death of Executive.
     Upon any such termination (other than a voluntary termination by Executive for Good Reason, which is addressed below), Executive shall be entitled to receive the following compensation only:
(a) the Company shall continue to pay Executive’s Base Salary in accordance with Section 3.1 at the annual rate then in effect, through the Date of Termination only.
(b) Executive shall be entitled to receive at the Date of Termination any Incentive Bonus or Discretionary Bonus that (i) shall have been previously earned, and (ii) shall not have been previously paid by the Company.
(c) Executive shall be entitled to any other benefits payable upon such a termination pursuant to the Company’s Plans.
     4.3 Termination by Company without Cause or Termination by Executive for Good Reason (other than in Context of a Change of Control). The Company may terminate Executive’s employment under this Agreement or any renewal thereof at any time, in the Company’s discretion, pursuant to a Notice of Termination. In addition, Executive may terminate Executive’s employment under this Agreement for Good Reason upon written notice to the Company specifying such Good Reason and the intent to terminate, and the failure of the Company to cure the Good Reason within 30 days of such notice.
     If the Company terminates Executive’s employment hereunder without Cause (other than in the context of a Change of Control, as addressed below, and other than in the event of death or Disability, it being understood that a purported termination for Disability or for Cause which is disputed and finally determined not to have been proper termination for Cause or Disability shall be a termination by the Company without Cause) or if Executive terminates his employment hereunder for Good Reason (other than in the context of a Change of Control, as addressed below), then Executive shall be entitled to receive the following compensation only:
(a) the Company shall continue to pay Executive’s Base Salary in accordance with Section 3.1 at the annual rate in effect as of immediately prior to the Date of Termination (provided that any reduction in Executive’s Base Salary that results in Executive’s termination for Good Reason, or that would entitle Executive to terminate for Good Reason, shall be disregarded), in the same manner as if Executive had remained continuously employed for one additional year (12 months) following the Date of Termination; provided such payments shall not be paid any time sooner than the earlier of (i) Executive’s death or (ii) six months and one day following the Date of Termination; and provided further any payments not paid during the six months and one day following the Date of Termination shall be accumulated and paid in a lump sum on the earliest day possible in accordance with the preceding clause (i).
(b) Executive shall be entitled to receive at the Date of Termination any Incentive Bonus or Discretionary Bonus that (i) shall have been previously earned, and (ii) shall not have been previously paid by the Company. Executive shall also be entitled, for the fiscal year, if any, that shall have commenced but not yet ended as of the Date of Termination, to receive as his Incentive Bonus for such fiscal year an amount equal to 50 percent of the annual Base Salary determined in accordance with clause (a) above; such amount shall be paid at the earlier of (i) six months and one day following the Date of Termination and (ii) Executive’s death.
(c) The Company shall cause Executive’s continued participation in all Benefit Plans as if Executive remained continuously employed with the Company for the unexpired portion of the then current term of this Agreement; provided that, if such continued participation is not permissible under applicable law, the Company shall provide Executive with benefits substantially similar to those to which Executive would have been entitled under those Plans in which Executive’s continued participation is not permissible.
(d) The Company will reimburse Executive up to $10,000 for outplacement services procured within the first twelve months following the Date of Termination, upon submission to the Company of appropriate documentation evidencing Executive’s payment for such services.
(e) Executive will be immediately fully vested as of the Date of Termination in a portion of all stock options, restricted stock, stock appreciation rights and other equity rights then held by Executive under all stock option, restricted stock, stock appreciation rights and other similar plans maintained by the Company in which Employee is a participant (collectively, “Equity Rights”); Executive shall be immediately fully vested in such Equity Rights to the extent that the Equity Rights would have vested over the then remaining term of this Agreement or, if longer, the twelve (12) month period immediately following the Date of Termination had Executive remained employed through the end of such term or twelve (12) month period, respectively.
(f) Executive shall be entitled to any other benefits payable upon such a termination pursuant to the Company’s Plans, provided that in the event Executive is entitled to any benefit under any such Plan similar to a benefit given to Executive hereunder, then Executive shall not be entitled to additive benefits but rather shall only be entitled to the greater of the two benefits.

     4.4 Termination upon Disability. If Executive is terminated for Disability, then Executive shall continue to receive the following compensation only:
(a) the Company shall pay Executive’s Base Salary in accordance with Section 3.1 at the annual rate then in effect through the Date of Termination.
(b) Executive shall be entitled to receive at the Date of Termination any Incentive Bonus or Discretionary Bonus that (i) shall have been previously earned, and (ii) shall not have been previously paid by the Company. Executive shall also be entitled, for the fiscal year, if any, that shall have commenced but not yet ended as of the Date of Termination, to receive a pro rata portion (prorated through the Date of Termination) of any Incentive Bonus to which Executive would have been entitled had Executive remained continuously employed through the end of such fiscal year, based on the metrics that shall actually be achieved through the end of the fiscal year; such amount shall be determined after the end of the fiscal year as if Executive had remained employed through the end of the fiscal year and shall be paid at the regularly scheduled time for payment thereof provided that the amount shall not be paid (x) at any time sooner than the earlier of (I) six months and one day following the Date of Termination and (II) Executive’s death, nor (y) at any time later than the later of (I) the end of the third month following completion of the fiscal year to which the bonus relates and (II) six months and one day following the Date of Termination.
(c) Executive shall be entitled to any other benefits payable upon such a termination pursuant to the Company’s Plans, provided that in the event Executive is entitled to any benefit under any such Plan similar to a benefit given to Executive hereunder, then Executive shall not be entitled to additive benefits but rather shall only be entitled to the greater of the two benefits.
     4.5 Benefits Upon Change of Control and in Connection with Certain Terminations Following a Change of Control.
     (a) Vesting of Equity Rights upon the Change of Control. In the event that the Company consummates a Change of Control while Executive remains an employee of the Company pursuant to this Agreement, Executive shall be immediately fully vested upon the date of the Change of Control with respect to one-half of the number of Equity Rights then held by Executive that are not otherwise vested as of the date of the Change of Control and the remaining unvested Equity Rights shall continue to vest in accordance with the vesting schedule.
     (b) Additional Rights upon Termination. In addition to the rights provided in Section 4.5(a), in the event that (i) upon or within six months before a Change of Control or within two years following a Change of Control either (x) the Company terminates Executive’s employment hereunder without Cause (other than in the event of death or Disability, it being understood that a purported termination for Disability or for Cause which is disputed and finally determined not to have been proper termination for Cause or Disability shall be a termination by the Company without Cause) or (y) Executive terminates his employment hereunder for Good Reason, or (ii) the Chairman of the Board of the Company immediately prior to the consummation of a Change of Control ceases to be the Chairman of the Board of the Company, or any successor thereto, immediately following the Change of Control and Executive terminates his employment hereunder, then Executive shall be entitled to receive the following compensation (which is in substitution for and not in addition to any compensation otherwise payable pursuant to Section 4.3):
(a) the Company shall continue to pay Executive’s Base Salary in accordance with Section 3.1 at the annual rate in effect as of immediately prior to the Date of Termination (provided that any reduction in Executive’s Base Salary that results in Executive’s termination for Good Reason, or that would entitle Executive to terminate for Good Reason, shall be disregarded), in the same manner as if Executive had remained continuously employed for one additional year (12 months) following the Date of Termination; provided such payments shall not be paid any time sooner than the earlier of (i) Executive’s death or (ii) six months and one day following the Date of Termination; and provided further any payments not paid during the six months and one day following the Date of Termination shall be accumulated and paid in a lump sum on the earliest day possible in accordance with the preceding clause (i).
(b) Executive shall be entitled to receive at the Date of Termination any Incentive Bonus or Discretionary Bonus that (i) shall have been previously earned, and (iii) shall not have been previously paid by the Company. Executive shall also be entitled to receive at the Date of Termination Executive’s target Incentive Bonus for the fiscal year, if any, that shall have commenced but not yet ended as of the Date of Termination, provided that such amount shall not be paid until the earlier of (x) six months and one day following the Date of Termination and (y) Executive’s death.
(c) the Company shall cause Executive’s continued participation in all Benefit Plans as if Executive remained continuously employed with the Company for a period of twelve (12) months following the Date of Termination; provided that, if such continued participation is not permissible under applicable law, the Company shall provide Executive with benefits substantially similar to those to which Executive would have been entitled under those Plans in which Executive’s continued participation is not permissible.
(d) The Company will reimburse Executive up to $10,000 for outplacement services procured within the first twelve months following the Date of Termination, upon submission to the Company of appropriate documentation evidencing Executive’s payment for such services.
(e) Executive shall be immediately fully vested with respect to all Equity Rights.
(f) Executive shall be entitled to any other benefits payable upon such a termination pursuant to the Company’s Plans, provided that in the event Executive is entitled to any benefit under any such Plan similar to a benefit given to Executive hereunder, then Executive shall not be entitled to additive benefits but rather shall only be entitled to the greater of the two benefits.
     4.6 Termination by Mutual Agreement. The parties may terminate Executive’s employment under this Agreement at any time by mutual written agreement. In such event, Executive shall be entitled to such compensation and benefits in connection with termination as the parties may mutually agree.

     5. RESTRICTIVE COVENANTS. During the period of Executive’s employment with the Company and for a period of one (1) year thereafter (and, with respect to the matters set forth in Section 5.1, for the longer period of time set forth therein), Executive, acting individually or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature, shall not, directly or indirectly, violate any of the covenants set forth below in Sections 5.1 through 5.4. Notwithstanding the foregoing, during any period after termination of this Agreement, Executive shall only be bound by the covenants set forth in Sections 5.2 through 5.4 if the Company is current in its payment of any compensation due to Executive post-termination.
     5.1 Confidential Information. Executive shall not reveal to any person or entity outside of the Company and its Subsidiaries, except as may be explicitly necessary as part of the direct responsibilities of the Executive’s position with the Company, any Confidential Information. Executive shall keep the Company’s confidential documents secure and avoid the inadvertent or intentional disclosure of the Company’s business matters outside the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this Section 5.1 will survive for as long as the Company, in its sole judgment, considers the information to be Confidential Information. The obligations under this Section 5.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive’s disclosure of any Confidential Information required by law or judicial or administrative process.
     5.2 Non-Competition. Executive shall not own (except as a shareholder of up to 1% of the outstanding stock in a publicly traded corporation), manage, operate, participate in ownership, participate in management, participate in operation or control, or be employed by, or act as a consultant to, or become an independent contractor with, or become an adviser to, or be connected in any manner with, any individual or other entity which engages in meaningful competition with or has an interest in a business that meaningfully competes with the Company’s Business.
     5.3 Non-Enticement. Except in the performance of his duties for the Company and its Subsidiaries during the term of his employment hereunder, Executive shall not interfere with the contractual or other relationships between the Company and any other executive employees, independent contractors, consultants, and shall not induce any of the Company’s other executive employees to leave the employ of the Company.
     5.4 Non-Customer Interference. Except in the performance of his duties for the Company and its Subsidiaries during the term of his employment hereunder, Executive shall not call upon any person or entity which is/was a customer or vendor of the Company (including the Subsidiaries thereof) in direct competition with the Business of the Company or known planned products or services of the Company, or its Subsidiaries. As used herein, the term “customer” means any entity to whom the Company, or its Subsidiaries, has provided services within the twelve (12) month period prior to the date of Executive’s termination; the term “prospective customer” means any entity that has been subject to documented sales and marketing activity, other than mass mailings. by the Company, or its Subsidiaries, within the twelve (12) month period prior to the date of the Executive’s termination; and “vendor” means any entity serving as a source for any products sold by the Company or entity producing products or services for the Company to enable it to provide products and services to the Company’s customers.

     5.5 Interpretation. It is agreed by the parties that the foregoing covenants in Section 5.1 through 5.4, inclusive, impose a reasonable restraint on Executive in light of the Company’s Business on the date of the execution of this Agreement.
     5.6 Remedies. Executive agrees that any breach or threatened breach of a covenant set forth in this Section 5 will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting other rights and remedies the Company may have at law or under and pursuant to this Agreement, Executive consents to remedies pursuant to this Section 5.6, including, but not limited to, the issuance of an injunction in favor of the Company enjoining the breach of any of the aforesaid covenants by any court of appropriate jurisdiction. Such injunction shall provide the Company with at least a one (1) year contractual protection agreed to by the parties, and in the event the Executive violates the terms of the injunction, Executive agrees that a court of appropriate jurisdiction shall have the power to extend the length or breadth of the injunction to provide the Company with the full measure of protection intended by this Agreement, including, but not limited to, the extension of such injunction for a reasonable period of time in order to eliminate any commercial advantage which may be derived from a misappropriation of Confidential Information or a breach or default of the covenants set forth in Sections 5.2 through 5.4, inclusive. If any or all of the aforesaid covenants are held not to be enforceable because of the scope or duration of such covenant, or if applicable, the area covered by such covenants, the parties agree that a court of appropriate jurisdiction shall make such determination, and the court shall have the power to reduce the scope, duration, and area of any covenant (or one or more of the foregoing) to the extent which allows maximum scope, duration and area as permitted by applicable law. The prevailing party in any dispute regarding one or more of the covenants in this Section 5 shall pay reasonable attorneys’ fees, costs and expenses that may be incurred by the non-prevailing party. Section 5 shall have independent legal significance and shall survive termination of this Agreement.
6. INVENTIONS
     6.1 Disclosure and Assignment of Inventions and Other Works. Executive shall promptly disclose to the Company in writing all Inventions and Works of Authorship which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group or entity, whether during the normal hours of his employment at the Company or on Executive’s own time, during the term of this Agreement except as exempted as described in 6.2 below. Executive shall assign all rights to all such Inventions and Works of Authorship to the Company. Executive shall give the Company any documents that it considers necessary or desirable in order to transfer or record the transfer of Executive’s entire right, title and interest in such Inventions and Works of Authorship; and in order to enable the Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship. The Company shall bear any reasonable expenses in this regard.
     6.2 Notice: Minnesota law exempts from this Agreement “an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (1) which does not relate (a) to the business of the Company, or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the Company.”
     6.3 Additional Exclusions. The Inventions and Works of Authorship set forth in Exhibit “C” (if no Exhibit “C” is attached, there is nothing to disclose) to this Agreement which Executive owns or controls shall also be excluded from operation of Section 6.1 of this

Agreement, and Executive represents that such Inventions and Works of Authorship were conceived, made, written, or created by the Executive prior to the employment with the Company (although they may be useful to the Company), its Subsidiaries or affiliates. Other than the Inventions and Works of Authorship listed in Exhibit C, Executive does not own or control rights in any Inventions or Works of Authorship and Executive shall not assert any such rights against the Company.
7. EXCISE TAX PAYMENTS
     7.1 In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), paid or payable to the Executive or for his benefit or distributed pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company and whether paid or payable or distributed or distributable during the term of his employment or otherwise (a “Payment” or “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties become payable by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown as due on his return, or imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, in no event shall the amount of the Gross-Up Payment exceed an amount equal to 100% of the Executive’s Base Salary and Target Incentive Bonus in effect at the Date of Termination; provided further, for purposes of the immediately preceding proviso, any reduction in Executive’s Base Salary or Target Incentive Bonus that results in Executive’s termination for Good Reason, or that would entitle Executive to terminate for Good Reason, shall be disregarded.
          7.2 All determinations as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Executive which is designated as one of the largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within five days of the of the Date of Termination, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall provide the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section 7.2 shall be paid by the Company to the Executive within five days of the receipt of the Determination. The existence of the Dispute shall not in any way affect the Executive’s right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Executive any additional amount required by such resolution, or if it is determined that the Excise Tax is lower than originally determined, the Executive shall repay to the Company the excess amount of the Gross-Up Payment. It is possible that Gross-Up Payments will not have been made by the Company that should have been made (“Underpayment”). In the event the Executive is required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The highest marginal effective tax rate (determined with regard to the inclusion in Executive’s adjusted gross taxable income of the Gross-Up Payment) based upon the state and locality where the Executive is resident at the time of payment of such amounts will be used for purposes of determining federal and state income and other taxes with respect thereto.
          7.3 Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.
     8. ARBITRATION
          Each party retains the right to bring an action in a court of law for the interpretation and/or enforcement of the terms of this Agreement. The Executive and the Company shall also have the right and option to mutually agree (in lieu of litigation) to have a dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before one arbitrator mutually agreed upon by the Executive and the Company, sitting in a location selected by the Company within 25 miles from the location of the Company’s principal place of business. To the extent not otherwise inconsistent with the express provisions of this Agreement, the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect shall apply unless the Executive and the Company otherwise agree. In the event the Company and the Executive cannot agree upon an arbitrator within 60 days of the receipt of a written request for arbitration under this Agreement, the parties shall apply to the District Court for Hennepin County for the Court to appoint an arbitrator pursuant to Minnesota Statutes Section 572.10, as amended. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. The arbitrator, in its discretion, may award attorneys fees and costs for the party in whose favor the arbitrator rules.
     9. GENERAL PROVISIONS
     9.1 Successors and Assigns:
               (a) Company’s Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall include such successors (including a Surviving Corporation) and assigns. The terms “successors” or “successors and assigns” as used herein each shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
               (b) No Assignment by Executive. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive except, in the event of his death, to his Beneficiary.
               9.2 Notices. All notices, requests, and demands given to or made pursuant hereto shall be in writing and shall be personally delivered, delivered by nationally recognized overnight courier or mailed by registered or certified US mail. Each such notice to a party shall be sent to that party’s address set forth on the last page of this Agreement or such other address as a party may subsequently designate by due notice hereunder. Any notice hereunder shall be deemed effectively given and received upon the earlier of (a) actual receipt or (b) (1) if personally delivered, upon delivery; (2) if delivered by overnight courier, the first business day following the business day of deposit with the courier for next business day delivery, freight prepaid, or (3) if mailed, three days following the registered date of deposit with US mail, postage prepaid.
          9.3 Withholding. To the extent required by applicable law, including, without limitation, any federal, state or local income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Executive under this Agreement as the Company (on the written advice of outside counsel) deems necessary.
          9.4 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
          9.5 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and (subject to Section 8) any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.
          9.6 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          9.7 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
          9.8 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.
          9.9 Entire Agreement. This Agreement and the Exhibits hereto, together with the instruments comprising any Equity Rights granted to Executive and referred to herein, constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto and any and all such prior agreements or understandings are hereby rescinded by mutual agreement. In the event that Executive is granted any benefit under this Agreement similar to a benefit granted to Executive under any Plan or Equity Right, then Executive shall not be entitled to additive benefits but rather shall be entitled to the greater of the two similar rights and no more. For example, the provisions in this Agreement relating to Equity Rights (including without limitation provisions regarding acceleration of vesting) are intended to be consistent with and not additive to the provisions in any instruments comprising Equity Rights (including without limitation provisions regarding acceleration of vesting).
          9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          9.11 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive’s employment hereunder, shall continue in full force and effect notwithstanding Executive’s termination of employment hereunder or the termination of this Agreement, respectively.
          9.12 Right to Counsel. Executive acknowledges he is aware of his right to obtain independent legal counsel of his own choosing with respect to any matter or issue made or created by or under this Agreement. Execution of this Agreement by the Executive is an acknowledgement by the Executive that either he has had the opportunity to review this Agreement to his own satisfaction, has read and understood the terms and conditions of this Agreement, has consulted with an attorney and has had the terms and conditions of this Agreement satisfactorily explained to the Executive, or has waived the right to seek his own independent counsel, but nonetheless, acknowledges that he understands the terms of this Agreement, and this Agreement is executed and delivered freely and voluntarily by the Executive without any force or coercion from the Company or any other third party.
          9.13 Code Section 409A. Notwithstanding any other provision of this Agreement, the parties shall, in good faith, amend this Agreement to the limited extent necessary to comply with the requirements under Section 409A of the Code in order to ensure that any amounts paid or payable hereunder are not subject to the additional 20% income tax thereunder (including, without limitation, any amendment instituting a 6-month waiting period before a distribution upon separation from service, if required) while maintaining to the maximum extent practicable the original intent of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY:

XATA Corporation,
a Minnesota Corporation

By:

Name:

Title:

EXECUTIVE:

John J. Coughlan

EXHIBIT A
Base Compensation, Incentive Plan, and Stock Options
For Period of 1 October 2006 through 1 October 2007
Base Compensation: $300,000
Incentive Bonus: To Be Paid Based on FY2007 Audited Financials Within 30 Days following Availability of Such Financials.

	Incentive		Level 1	Level 2	Level 3
Objective	Weight	Measurement	Target	Target	Target
Growth	[TBD]	Total Unit Additions	[TBD]	[TBD]	[TBD]
Growth	[TBD]	GAAP Revenue	[TBD]	[TBD]	[TBD]
Profitability	[TBD]	Overall Gross Margin	[TBD]	[TBD]	[TBD]
Profitability	[TBD]	Free cash flow (a)	[TBD]	[TBD]	[TBD]

a – Cash from operating & investing activities after payment of bonus available to pay debt and equity holders.

Stock Options:	Grant Date	Exercise Price	Vesting Schedule
Executive will be awarded upon commencement of employment an initial incentive stock option grant of 300,000 shares, which will vest as follows assuming continuous services to the Company. This stock option grant will be set forth in a separate Incentive Stock Option Agreement pursuant to and subject to the Company’s 2002 Long-Term Incentive and Stock Option Plan. Following termination of employment for any reason, Executive shall be entitled to exercise his option for a period of at least 12 months following his Date of Termination.

300,000	October 1, 2006	Market Price	100,000 shares to vest on September 30, 2007, and an additional 8334 shares to vest on October 31, 2007 and on the last day of each month thereafter (except that the remaining 8318 shares will vest on September 30, 2009) until 100% of the shares have vested on September 30, 2009.
Restricted Stock: Executive will be awarded upon commencement of employment an initial grant of 300,000 shares of restricted Common Stock, which will vest as follows assuming continuous services to the Company. This restricted stock award will be set forth in a separate Restricted Stock Agreement.

Shares	Grant Date	Vesting Schedule
225,000	October 1, 2006	75,000 shares to vest on September 30, 2007, and an additional 6250 shares to vest on October 31, 2007 and on the last day of each month thereafter until 100% of the shares have vested on September 30, 2009.

25,000	October 1, 2006	3 years starting in 12 months*

25,000	October 1, 2006	3 years starting in 24 months*

25,000	October 1, 2006	3 years starting in 36 months*

*	To vest pro-rata monthly over each such 3 year period.
Additional Restricted Stock: In addition to the foregoing restricted stock award, the Company will grant to Executive a number of shares of restricted Common Stock equal to the number of shares of Common Stock that Executive elects to purchase (but not to exceed that number of shares of Common Stock with a market value of $500,000) during the period of five business days commencing on the second business day after the public announcement of his employment by the Company. The date of purchase of the purchased shares shall be the date of grant of the “matched” shares. The purchased shares shall be purchased from the Company at market value. The “matched” shares will vest in full on September 30, 2007, assuming continuous services to the Company.
Date:

XATA Corporation	Executive

By:

John J. Coughlan
Name and Title:

John Jay Coughlan, Trustee of the John Jay Coughlan
Revocable Trust U/A/D January 24, 2002
EXHIBIT B	Term Life Insurance Beneficiary
Declaration

Executive:	John J. Coughlan

Address:	17550 Belfast Cove

Eden Prairie, MN 55347

Beneficiary:	John Jay Coughlan, Trustee of the John Jay Coughlan Revocable Trust U/A/D January 24, 2002

Address:

Phone:

Death Benefit:	$1,200,000 (4 times annual base salary)

Carrier:

Address

Contact:

Phone:

Date: ___________________

Signed:

         (Jay J. Coughlan)

EXHIBIT C
Patents & Trademarks Granted to Executive Prior to Date of Agreement